                                                                   EXHIBIT 10.15

                                                    June 10, 1996

Mr. Raymond F. Kunzmann
5 Kerry Court
Pearl River, NY  10965

Dear Ray:

     This will confirm the agreement between you and Vernitron Corporation regarding the severance payments and benefits to be provided to you if your employment is terminated by Vernitron without cause. If your employment is terminated by Vernitron Corporation without cause, Vernitron will continue to pay you once every 4 weeks for 52 weeks following your termination of employment an amount determined by dividing your annual salary immediately prior to your termination by 13; and for a period of 52 weeks following such termination, Vernitron, at its expense, will continue on your behalf and on behalf of your dependents and beneficiaries, the life insurance, disability, medical, dental and hospitalization benefits which were being provided to you and them at the time of termination of your employment; provided however that the amount of salary payments to be made to you shall be reduced dollar for dollar by any salary (including any deferred portion thereof) you receive or earn from any other employer during the 52 weeks following your termination of employment with Vernitron. You agree promptly to inform Vernitron of your commencement of employment with another employer following your termination of employment with Vernitron.

     In the event that Vernitron relocates your office, currently located at our executive offices in New York, to another location more than 50 miles from your home in Pearl River, NY at any time prior to June 2, 1999, and you decide to terminate your employment with the Company at the time of such relocation, you will be entitled, at the option of the Company, to the same severance payments and benefits as if the Company had terminated your employment without cause as provided above or at least 12 months prior notice of such relocation.

     Under Vernitron's bonus plan, you must be employed by Vernitron at the time bonus compensation is determined, which generally occurs following the end of the fiscal year to which the bonus compensation relates. Accordingly, in the event your employment were terminated by Vernitron prior to the time bonuses are determined, the severance payments and benefits provided above would be the only compensation to which you would then be entitled.

     This agreement supersedes our letter dated May 6, 1994, and any severance policy or other agreement relating to severance between you and Vernitron or any of its subsidiaries.

     If the above is acceptable to you, please sign, date and return a copy of this letter to me.


                              Very truly yours,

                              VERNITRON CORPORATION



                              BY:  /s/ Stephen W. Bershad
                                 -------------------------


Agreed to and Accepted on this
/s/ 10th day of /s/ June, 1996



   /s/ Raymond F. Kunzmann
------------------------------